Exhibit 5.2

Weil, Gotshal & Manges LLP	AUSTIN BEIJING BOSTON BUDAPEST DALLAS FRANKFURT HONG KONG HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE PROVIDENCE SHANGHAI SILICON VALLEY WARSAW WASHINGTON, D.C.
767 FIFTH AVENUE • NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007

September 11, 2008

Signet Jewelers Limited

Clarendon House, 2 Church Street

Hamilton HM11, Bermuda

Ladies and Gentlemen:

We have acted as counsel to Signet Jewelers Limited, a Bermuda corporation (the “Registrant”), as successor issuer to Signet Group plc, a company incorporated in England and Wales (the “Predecessor Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission of the Registrant’s Post-Effective Amendment No. 1 to a Registration Statement on Form S-8 (SEC Registration No. 333-9634) (the “Post-Effective Amendment”), under the Securities Act of 1933, as amended, relating to the registration of an indeterminate number of interests in the Signet Group plc Employee Stock Savings Plan, as assumed by the Registrant (the “Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Post-Effective Amendment, the Plan and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Registrant, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Registrant. We have also assumed (i) the valid existence of the Registrant, (ii) that Registrant has the requisite corporate power and authority to enter into and perform the Plan, (iii) the due authorization of the Plan by the Registrant, (iv) that the choice of law provision of the Plan is valid, binding and enforceable, and (v) the legal capacity of, and participation by, eligible employees in the Plan.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Plan constitutes the legal, valid and binding obligation of the Registrant, enforceable against it in accordance with the its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP